Exhibit 10.7

[English Summary of Original Hebrew Agreement]

The following is a summary of the terms of material provisions of the Credit Agreement Framework (the "Agreement") entered into on July 5, 2021 between Bank Hapoalim B.M. (the "Lender") and Enlight Renewable Energy Ltd. (the "Company").

•	Dates of agreement: Valid from July 5, 2021 to January 31, 2023.

•	Scope of available credit: Company may request up to NIS 250M / USD 76.4M.

•	Credit requests: Funding will be transferred within three business days of a request by the Company.

•	Repayment terms:

-	Annual interest rate on outstanding credit amount requested in NIS is one of the following (at the Company's election): (1) variable rate equal to prime rate plus 0.40%, (2) fixed rate equal to linked government bonds rate plus 1.75% or (3) fixed rate equal to government bonds rate plus 1.70%.

-	Annual interest rate on outstanding credit amount requested in USD is variable rate equal to LIBOR plus 2.20%.

-	Outstanding interest due to be paid quarterly.

-	On short terms extensions of credit, defined as those with a due date of up to 12 months, Company repayment of principal amount required in one payment 12 month after the funding day.

-	On long terms extensions of credit, defined as those with a due date of 12 to 60 months, Company repayment of principal amount required in one payment 60 month after the funding day.

-	Early repayment of any outstanding credit amount is permitted.

•	Securities and obligations:

-	Company required on quarterly basis to provide Lender with published financial results and report on compliance with agreement covenants.

-	Company pledges to maintain rating of at least Baa3.il or BBB.

•	Company covenants:

-	Maintain minimum equity, as presented in the Company's financial results, of NIS 1 billion (the "Minimum Equity Covenant").

-	Debt to capital ratio will not exceed 70% during any two consecutive quarters.

-	Debt to EBITDA ratio will not exceed 18 during any two consecutive quarters.

-	Capital to balance sheet ratio in the Company's non-consolidated financial results will not be less than 20% during any two consecutive quarters (the "Capital to Balance Sheet Covenant").

•	Commissions:

-	0.4% of the total scope of available credit will be paid by July 8, 2021.

-	0.5% of the unused credit on an annual basis during credit availability, in accordance with the terms provided in the agreement.

•	Limitations on dividend distributions: Company permitted to distribute dividends only if doing so is in compliance with legal requirements and each of the following conditions are met:

-	Dividend payments must not exceed 70% of the net profit of the Company as provided in its consolidated financial statements for the period prior to the decision regarding the distribution;

-	After the distribution, the Minimum Equity Covenant will be met; and

-	Capital to balance sheet ratio in the Company's non-consolidated financial results will not be less than 28%.

•	Power to reduce the scope of available credit or cancel the Agreement: Following a cure period of 14 days, the Lender may reduce the scope of available agreement under the Agreement or cancel the Agreement in the event of an event that provides the Lender with the right to demand immediate repayment.

•	Breaches of the Agreement: Breaches by the Company of the Agreement include changes in the Company's structure without the Lender's advance consent; non-compliance with financial covenants or violation of any other obligations in the Agreement; false representations and declarations that were not cured within 14 days; and Company failure to maintain a rating for more than 90 days.

•	Remedies in the event of violation of the Agreement: In the event of violation of the Agreement by the Company, remedies available to the Lender include:

-	Interest rate increases of 0.25% for not providing additional information at the Lender's request (with a cumulative maximum interest rate increase as a result of such failures to provide additional information equal to 1.00%);

-	Interest rate increases of 0.50% and 0.75% for each level decline in the Company's rating (with a cumulative maximum interest rate increase as a result of such declines in the Company's rating equal to 1.25%); and

-	Other remedies according to the law.

In addition to the above, the Agreement includes a number of standard and other terms and conditions not summarized above, including various representations, declarations and conditions precedent; and the obligation to notify Lender of changes in the Company's structure, changes in accounting principles in Company financial reports and in the event of certain Company legal proceedings.